EXHIBIT 16.1

August 30, 2011

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re:	Advance Voice Recognition Systems, Inc.
EIN: 98-0511932

Commissioners:

We were previously the principal accountants for Advance Voice Recognition Systems, Inc., and we reported on the financial statements of Advance Voice Recognition Systems, Inc. as of December 31, 2010 and 2009, and for the period from March 15, 1994 (inception) through December 31, 2010.  We have not provided any audit services to Advance Voice Recognition Systems, Inc. since the audit of the December 31, 2010 financial statements. We did conduct quarterly reviews on the interim financial statements of Advance Voice Recognition Systems, Inc. through June 30, 2011. Effective August 25, 2011, we were dismissed as the principal accountants.

We have read the Company's statements included under Item 4.1 of its Form 8-K dated August 31, 2011.  We agree with the statements concerning our Firm in Item 4.1 of the Form 8-K.  We have no basis on which to agree or disagree with other statements made in the Form 8-K.

Very truly yours,

Cordovano and Honeck LLP
Englewood, Colorado